UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 21, 2016
Date of Report (Date of earliest event reported)

STONE ENERGY CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-12074	72-1235413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (337) 237-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events.

The Bureau of Ocean Energy Management (“BOEM”) requires all operators in federal waters to provide financial assurances sufficient to cover the estimated cost of plugging and abandoning wells and decommissioning offshore facilities. Historically, Stone Energy Corporation (“Stone”) has been able to obtain an exemption from most bonding obligations based on financial net worth.  On March 21, 2016, Stone received notice letters from BOEM stating that BOEM had determined that Stone no longer qualifies for a supplemental bonding waiver under the financial criteria specified in BOEM’s current guidance to lessees. As stated in our 2015 Annual Report on Form 10-K ("2015 Form 10-K"), we had expected that we would no longer qualify for this exemption. BOEM's notice letters indicate the amount of Stone's supplemental bonding needs is approximately $565 million. However, Stone is in discussions with BOEM to reduce the amount of the supplemental bonding or other forms of financial assurance that the agency may require and the timing of when such bonds or financial assurances may need to be provided. As a result, Stone has not yet obtained any additional bonds, or acceptable replacement collateral or other financial assurances.  Stone may seek to utilize different forms of financial assurances, but cannot provide assurance these different forms of collateral will be acceptable to BOEM.  Please see our 2015 Form 10-K under "Risk Factors - Regulatory requirements and permitting procedures imposed by the BOEM and BSEE could significantly delay our ability to obtain permits to drill new wells in offshore waters. Increases in financial assurance requirements could have a material adverse effect on our business, prospects, results of operations, financial condition and liquidity." for additional disclosure on the risks relating to BOEM financial assurance requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: March 24, 2016	By:	/s/ Lisa S. Jaubert
Lisa S. Jaubert Senior Vice President, General Counsel and Secretary